Exhibit 10.3

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT, entered into as of the _____ day of ________________, 2004, by and between First Indiana Bank (the "Bank"), and
_________________________________ (the "Executive") (hereinafter collectively referred to as "the parties").

                              W I T N E S S E T H:

      WHEREAS, the Board of Directors of the Bank (the "Board") recognizes that the possibility of a Change of Control (as hereinafter defined in Section 2) of the Bank or its holding company, First Indiana Corporation (the "Company") exists, and that the threat of or the occurrence of a Change of Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation; and

      [WHEREAS, the Executive is becoming an employee of the Bank as of the date hereof, to serve as the Bank's ________________________________________; and]

      WHEREAS, the Board has determined that it is essential and in the best interest of the Bank and the shareholders of the Company to retain the services of the Executive in the event of a threat or occurrence of a Change of Control and to ensure [his/her] continued dedication and efforts in such event without undue concern for [his/her] personal financial and employment security; and

      WHEREAS, the Bank and the Executive are parties to an Employment Agreement dated __________________ (the "Prior Agreement") that addresses these issues; and

      WHEREAS, in order to induce the Executive to remain in the employ of the Bank, particularly in the event of a threat of or the occurrence of a Change of Control, the Bank desires to amend certain provisions of the Prior Agreement; and

      WHEREAS, the parties wish to incorporate such changes in this Agreement, which restates and supersedes the Prior Agreement.

            [WHEREAS, in order to induce the Executive to become and remain an employee of the Bank, particularly in the event of a threat of or the occurrence of a Change of Control, the Bank desires to enter into this Agreement with the Executive.]

      NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

      1. Employment Term.


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      (a) The "Employment Term" shall commence on the first date during the
Protected Period (as defined in Section 1(c), below) on which a Change of Control (as defined in Section 2, below) occurs (the "Effective Date") and shall expire on the first anniversary of the Effective Date; provided, however, that at the end of each day of the Employment Term the Employment Term shall automatically be extended for one (1) day unless either the Bank or the Executive shall have given written notice to the other at least thirty (30) days prior thereto that the Employment Term shall not be so extended; and provided further, that the Employment Term shall not be automatically extended beyond the first day of the month following the month in which the Executive attains age sixty-five (65).

      (b) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to the Effective Date and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise occurred in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement, the Effective Date shall mean the date immediately prior to the date of such termination of the Executive's employment.

      (c) For purposes of this Agreement, the "Protected Period" shall be the one year period commencing on the date hereof, provided, however, that at the end of each day the Protected Period shall be automatically extended for one day unless at least 30 days prior thereto the Bank shall have given written notice to the Executive that the Protected Period shall not be so extended; and provided, further, that notwithstanding any such notice by the Bank not to extend, the Protected Period shall not end if prior to the expiration thereof any third party has indicated an intention or taken steps reasonably calculated to effect a Change of Control, in which event the Protected Period shall end only after such third party publicly announces that it has abandoned all efforts to effect a Change of Control.

      2. Change of Control. For purposes of this Agreement, a "Change of Control" shall mean the first to occur of the following:

      (a) The acquisition by any individual, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions of common stock shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege by one or more


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Persons acting in concert, and excluding an acquisition that would be a Change of Control under subsection (c) of this Section 2), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, (iv) any acquisition by any corporation or other entity pursuant to a reorganization, merger or consolidation which would not be a Change of Control under subsection (c) of this Section 2; or (v) any acquisition by an Exempt Person; or

      (b) Individuals who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened "election contest" or other actual or threatened "solicitation" (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

      (c) Consummation of any reorganization, merger, share exchange or consolidation of the Company, unless, following such reorganization, merger, share exchange or consolidation, (i) 75% or more of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such reorganization, merger, share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, share exchange or consolidation, (ii) no Person (excluding the Company, any Exempt Person, any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such reorganization, merger, share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such reorganization, merger, share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation or other entity, entitled to


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vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such reorganization, merger, share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, share exchange or consolidation; or

      (d) The consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other entity, with respect to which following such sale or other disposition, (A) 75% or more of, respectively, the then outstanding shares of common stock of such corporation or other entity and the combined voting power of the then outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any Exempt Person, any employee benefit plan (or related trust) of the Company or such corporation or other entity and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation or other entity or the combined voting power of the then outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation or other entity were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

      (e) The occurrence of one transaction or a series of transactions, which has the effect of a divestiture by the Company of 25% or more of the combined voting power of the outstanding voting securities of the Bank; or

      (f) The occurrence of any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Bank (other than to the Company or one or more Exempt Persons).

      2A. Exempt Person. For purposes of this Agreement, "Exempt Person" shall mean (i) Robert H. McKinney; (ii) Arlene A. McKinney; (iii) any Exempt Descendant (as defined below); (iv) any corporation, partnership, trust or other organization a majority of the beneficial ownership interest of which is owned directly or indirectly by one or more of Robert H.


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McKinney, Arlene A. McKinney or any Exempt Descendant; (v) any estate or other successor-in-interest by operation of law of Robert H. McKinney, Arlene A. McKinney or any Exempt Descendant; and (vi) with reference to an issuer, any group within the meaning of Rule 13d-5(b) under the Exchange Act, if the majority of the shares of such issuer beneficially owned by such group is attributable to shares of such issuer which would be considered beneficially owned by individuals and entities described in (i) through (v) inclusive absent the existence of the group. For purposes of this definition, "Exempt Descendant" shall mean any child, grandchild or other descendant of Robert H. McKinney, or any spouse of any such child, grandchild or other descendant, including in all cases adoptive relationships.

      3. Employment.

      (a) During the Employment Term, the Bank agrees to continue to employ the Executive, and the Executive agrees to remain in the employ of the Bank, subject to the terms and conditions of this Agreement. During the Employment Term, the Executive shall be employed as _______________________________________ of the Bank or in another executive capacity of similar or greater importance requiring the performance of some or all of the same pr similar duties and responsibilities. During the Employment Term, the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or at any office or location less than 35 miles from such location, unless mutually agreed to in writing by the parties.

      (b) Excluding periods of vacation and sick leave to which the Executive is entitled, during the Employment Term the Executive agrees to devote full time attention to the business and affairs of the Bank and its affiliated companies to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, provided that the Executive may take reasonable amounts of time to (i) serve on corporate, civil or charitable boards or committees, and (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, if such activities do not significantly interfere with the performance of the Executive's responsibilities hereunder. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive during the period of [his/her] employment with the Bank prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities hereunder.

      4. Compensation.

      (a) Base Salary. During the Employment Term, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable to the Executive by the Bank and its affiliated companies in respect of the 12 month period immediately preceding the month in which the Effective Date occurs. During the


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            Employment Term, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Bank and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Bank (including any successor or assign treated as the Bank pursuant to Section 9(a)).

      (b) Discretionary Bonuses. During the Employment Term, the Executive shall be entitled to participate, equitably in relation to other peer executives of the Bank and its affiliated companies, in any incentive compensation plans or awards adopted or made, and in any discretionary bonuses authorized or paid, by the Bank or its affiliated companies. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to participate in any such incentive compensation plans and to receive any such awards and bonuses.

      (c) Savings and Retirement Plans. During the Employment Term, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Bank and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Bank and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 12 month period immediately preceding the Effective Date, or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Bank and its affiliated companies.

      (d) Benefit Plans. During the Employment Term (and thereafter to the extent provided in the applicable plan, practice, policy or arrangement), the Executive and [his/her] family shall be eligible for participation in, and shall receive benefits pursuant to, all benefit plans, practices, policies and arrangements that are maintained or provided by the Bank or any of its affiliated companies (including, without limitation, medical, prescription drug, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) and that are applicable generally to other peer executives of the Bank or any of its affiliated companies and their families; provided, however, that in no event shall such plans, practices, policies and arrangements provide the Executive and [his/her] family with benefits that are less favorable, in the aggregate, than those provided under the most favorable of


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            such plans, practices, policies and arrangements in effect for the
            Executive and [his/her] family at any time during the 12 month period immediately preceding the Effective Date or, if more favorable to the Executive and [his/her] family, those provided generally at any time after the Effective Date to other peer executives of the Bank and its affiliated companies and their families. The Executive and [his/her] family shall be entitled to the following specific benefits, to the extent, as to each, the benefit would not be provided under the preceding sentence or would exceed the benefit provided under the preceding sentence:

            (1) Defined Benefit Pension Benefits. The Executive and [his/her] spouse or beneficiaries shall be entitled to defined benefit pension benefits not less favorable, in the aggregate, than the basic pension benefits provided for in the Bank's qualified defined benefit pension plan and the supplemental pension benefits provided for in the Executive's agreement under the Bank's nonqualified supplemental executive benefit plan, both as in effect on the date hereof, subject to the terms of such plans and such agreement.

      (e) Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Bank and its affiliated companies in effect for the Executive at any time during the 12 month period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Bank and its affiliated companies.

      (f) Fringe Benefits. During the Employment Term, the Executive shall be entitled to fringe benefits (including but not limited to club dues) in accordance with the most favorable plans, practices, programs and policies of the Bank and its affiliated companies in effect for the Executive at any time during the 12 month period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Bank and its affiliated companies.

      (g) Office and Support Staff. During the Employment Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Bank and its affiliated companies at any time during the 12 month period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Bank and its affiliated companies.

      (h) Vacation and Sick Leave. During the Employment Term, the Executive shall be entitled to paid vacation and sick leave (without loss of pay) in accordance with the most favorable plans, policies, programs and practices of the Bank and its


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            affiliated companies as in effect for the Executive at any time during the 12 month period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Bank and its affiliated companies.

      5. Termination of Employment. During the Employment Term, the Executive's employment hereunder may be terminated under the following circumstances:

      (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Term. If the Bank determines in good faith that the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10 of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Bank shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Bank and its affiliated companies on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Bank or its insurers and acceptable to the Executive or the Executive's legal representative, provided if the parties are unable to agree, the parties shall request the Dean of the Indiana University School of Medicine to choose such physician.

      (b) Cause. The Bank may terminate the Executive's employment for "Cause." For purposes of this Agreement, Cause shall mean: (i) a substantial failure by the Executive to perform [his/her] duties hereunder, other than a failure resulting from the Executive's incapacity due to physical or mental illness; (ii) misappropriation or embezzlement of corporate or customer funds; (iii) conviction of, or a plea of guilty or nolo contendere to, a felony; (iv) a significant violation of any statutory or common law duty of loyalty to the Bank or any of its affiliated companies which results in material injury to the Bank or any such affiliate; (v) the removal or prohibition of the Executive from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to section 8(e) of the Federal Deposit Insurance Act ("FDIA") or any other provision of applicable law. No failure to perform by the Executive after Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.

      (c)   Good Reason.


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            (1)   The Executive may terminate [his/her] employment for Good
                  Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change of Control of any of the events or conditions described in Subsections (i) through (vi) hereof, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Bank and its affiliated companies promptly after receipt of notice thereof given by the Executive:

                  (i) A material change in the character of the Executive's position or job responsibilities, if the new position or responsibilities are demeaning or unsuitable for a person of the Executive's background, training and experience;

                  (ii) Any involuntary reduction in the Executive's target level of annual and long-term total compensation as in effect immediately prior to the Effective Date;

                  (iii) Any failure by the Bank and its affiliated companies to comply with any of the provisions of Section 4 of this Agreement;

                  (iv) Any material breach by the Bank and its affiliated companies of any provision of this Agreement;

                  (v) Any purported termination of the Executive's employment for Cause by the Bank and its affiliated companies which does not comply with the terms of Section 5(b) of this Agreement; and

                  (vi) The failure of the Bank and its affiliated companies to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Bank and its affiliated companies, to assume and agree to perform this Agreement, as contemplated in Section 9 hereof; and

                  (vii) The giving of notice by the Bank to the Executive
                        pursuant to Section 1(a) of this Agreement that automatic extensions of the Employment Term will cease as of a date sooner than eight months after such Change of Control.

            (2) Any event or condition described in Section 5(c)(1) which occurs prior to the Effective Date but which the Executive reasonably demonstrates (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or in anticipation of a Change of Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Effective Date.


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            (3)   The Executive's right to terminate [his/her] employment
                  pursuant to this Section 5(c) shall not be affected by [his/her] incapacity due to physical or mental illness. The Executive's continued employment or failure to give Notice of Termination shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

      (d) Voluntary Termination. The Executive may voluntarily terminate [his/her] employment hereunder at any time.

      (e) Notice of Termination. Any purported termination by the Bank or by the Executive (other than by death of the Executive) shall be communicated by Notice of Termination to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) the Termination Date. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

      (f) Termination Date, Etc. "Termination Date" shall mean in the case of the Executive's death, [his/her] date of death, or in the case of the Executive's separation from the service of the Bank and its affiliated companies at the end of the Employment Term, the date of such separation, or in all other cases, the date specified in the Notice of Termination, subject to the following:

            (1) If the Executive's employment is terminated by the Bank, the date specified in the Notice of Termination shall be at least 30 days after the date the Notice of Termination is given to the Executive, provided, however, that in the case of Disability, the Executive shall not have returned to the full-time performance of [his/her] duties during such period of at least 30 days;

            (2) If the Executive's employment is terminated for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days after the date the Notice of Termination is given to the Bank; and

            (3) In the event that within 30 days following the date of receipt of the Notice of Termination, one party notifies the other that a dispute exists concerning the basis for termination, the Executive's employment hereunder shall not be terminated except after the dispute is finally resolved and a Termination Date is determined either by a mutual written agreement of the parties, or by a binding and final judgment order or


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                  decree of a court of competent jurisdiction (the time for
                  appeal therefrom having expired and no appeal having been perfected).

      6.    Obligations of the Bank Upon Termination.

      (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Term, the Bank shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

      (i) The Bank shall pay to the Executive in a lump sum in cash within five days after the Termination Date the sum of the amounts described in A, B, C, D and E below:

                  A.    The sum of:

                  (1) The Executive's Annual Base Salary through the Termination Date to the extent not theretofore paid; and

                  (2) A portion of the Executive's target annual bonus for the calendar year that includes the Termination Date, such portion being a fraction of such bonus, the numerator of which is the number of days of such calendar year up to and including the Termination Date, and the denominator of which is 365; and

                  (3) Any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

                  The sum of the amounts described in Clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations."

                  B. The amount equal to "x" times the sum of "y" plus "z", where

                  "x"= the number of days remaining in the Employment Term (determined under Section 1(a) as though such termination had not occurred and, if neither the Bank nor the Executive gave the other a notice of non-extension prior to the Termination Date, as though the Bank had given the Executive a notice of non-extension on the Termination Date) divided by 365; and

                  "y"= the Executive's Annual Base Salary (increased for this purpose by any Section 401(k) deferrals, cafeteria plan elections, or other deferrals that would have increased the Executive's Annual Base


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                        Salary if paid in cash to the Executive when earned);
                        and

                  "z"= the Executive's target annual bonus for the calendar year that includes the Termination Date.

                  C. With respect to each savings or retirement plan, practice, policy or program described in Section 4(c), a separate lump-sum supplemental retirement benefit equal to the excess of "x" over "y", where

                        "x"= the actuarial equivalent of the benefit that would be payable to the Executive under such plan, practice, policy or program if the Executive's employment continued for the remainder of the Employment Term (determined under Section 1(a) as though such termination had not occurred and, if neither the Bank nor the Executive gave the other a notice of non-extension prior to the Termination Date, as though the Bank had given the Executive a notice of non-extension on the Termination Date) with annual compensation equal to the sum of [his/her] Annual Base Salary plus [his/her] target annual bonus for the calendar year that includes the Termination Date, assuming for this purpose that all accrued benefits and contributions are fully vested; and

                        "y"= the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under such plan, practice, policy or program.

                        There shall be used, in determining the "x" actuarial equivalent, the most favorable to the Executive actuarial assumptions and employer contribution history with respect to the applicable plan, practice, policy or program during the 12 month period immediately preceding the Effective Date. There shall be used, in determining the "y" actuarial equivalent, the actuarial assumptions utilized with respect to the applicable plan, practice, policy or program during the 12 month period immediately preceding the Effective Date).

                  D. With respect to each medical or dental employee welfare benefit plan in which the Executive participates immediately before the Termination Date, the amount equal to the product of the excess of "x" over "y" times "z" divided by 365 [(x-y)z/365], where

                        "x"= the number of days after the Termination Date the Executive and [his/her] spouse and eligible dependents would have been entitled to participate in said plan if [his/her] employment had continued and said plan had remained in effect in the same form for the remainder of the Employment Term (determined under Section 1(a) as though such termination had not occurred and, if neither the Bank nor the Executive gave the other a notice of non-extension prior to the Termination Date, as though the Bank had given the Executive a notice of non-extension on the Termination Date) and [he/she] had continued to pay the same portion of the cost of such participation as [he/she] paid before; and

                        "y"= the number of days after the Termination Date the Executive and [his/her] spouse and eligible dependents will be entitled to participate in said plan (assuming said plan remains in effect in the same form and [he/she] continues to pay the same portion of the cost of such participation as [he/she] paid before); and

                        "z"= the premium paid or payable by the Bank (net of any portion thereof paid or payable by the Executive) attributable to the participation of the Executive (and [his/her] spouse and eligible dependents, if applicable) in said plan for the last calendar year ending before the Termination Date.

                  E.    The amount equal to "x" times "y", where

                        "x"= the number of days remaining in the Employment Term (determined under Section 1(a) as though such termination had not occurred and, if neither the Bank nor the Executive gave the other a notice of non-extension prior to the Termination Date, as though the Bank had given the Executive a notice of non-extension on the Termination Date) divided by 365; and

                        "y"= the club dues for the Executive paid by the Bank or its affiliated companies attributable to the last calendar year ending before the Effective Date.

            (ii) To the extent not theretofore paid or provided, the Bank shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive pursuant to this Agreement or under any plan, program, policy or practice or contract or agreement of the Bank or any of its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

      (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, except that after the Termination Date the Bank and its affiliated companies shall pay or provide the Accrued Obligations and the Other Benefits.

      (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Term, this Agreement shall terminate without further obligations to the Executive, except that the Bank and its affiliated companies shall pay or provide the Accrued Obligations and the Other Benefits.

      (d) Cause; Other Than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Term, or if the Executive voluntarily terminates employment during the Employment Term for other than Good Reason, this Agreement shall terminate without further obligations to the Executive, except that the Bank and its affiliated companies shall pay or provide the Accrued Obligations and the Other Benefits.

      (e) Expiration of Employment Term. If the Executive's employment terminates at the expiration of the original or any extended Employment Term, the Executive (or [his/her] family with respect to amounts or benefits payable or provided to the Executive's family) shall be entitled to the Accrued Obligations and the Other Benefits.

      (f)   Interest on Delinquent Payments. All amounts payable under this
            Section 6 shall be paid to the Executive (or to the Executive's estate or beneficiary, as applicable) in a lump sum, in cash, within 30 days after the Date of Termination, or within such lesser number of days after the Date of Termination as may be provided elsewhere with respect to certain of such amounts, or at the times provided in
            Section 6(a)(ii) in the case of amounts payable under that section, or at the time provided under the applicable plan, arrangement or election in the case of other amounts payable under an employee benefit plan or arrangement or pursuant to the Executive's election. If any payment is not made on time (hereinafter a "Delinquent Payment"), the Bank and its affiliated companies shall pay to the Executive, in addition to the principal sum, interest on such Delinquent Payment computed at the prime rate announced from time to time for the banking offices of JPMorgan Chase & Co., or its successor, in Indianapolis, Indiana, compounded monthly.

      7. No Mitigation. In no event shall the Executive be obligated to seek other employment to take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, whether or not the Executive obtains other employment.

      8. Trade Secrets. In consideration of the compensation and benefits to provided by the Bank to the Executive under this Agreement, and to induce the Bank to enter into this Agreement, the Executive agrees:

      (a) The Executive shall not make any Unauthorized Disclosure, either during the term of [his/her] employment hereunder or thereafter. For purposes of this sub-section, "Unauthorized Disclosure" means

            (i) the misappropriation by the Executive of any trade secret (as defined in Indiana Code ss. 24-2-3-2) of the Bank, the Company or an affiliate of either (herein referred to singly as a "First Indiana Group Entity" or collectively as the "First Indiana Group Entities"); or

            (ii) the disclosure by the Executive to any person, or the use by the Executive, of any non-public information regarding the First Indiana Group Entities or their customers or employees obtained by the Executive in connection with the performance of [his/her] duties as a director, officer or employee of any First Indiana Group Entity, excluding (A) any such disclosure or use expressly consented to by the Bank or the Company, (B) any such disclosure to a director, officer, employee, representative or consultant of a First Indiana Group Entity whom the Executive reasonably believes to be authorized to possess such information, (C) any such disclosure or use prior to [his/her] Termination Date that the Executive reasonably considers necessary or appropriate in connection with the performance of [his/her] duties as a director, officer or employee of any First Indiana Group Entity, and (D) any such disclosure that is needed in order for the Executive (I) to assert any right or defend against any claim arising under this Agreement or (II) to comply with any law, court order or subpoena which the Executive reasonably believes to be applicable and enforceable against him;

provided, however, that Unauthorized Disclosure shall not include the disclosure or use by the Executive of non-public information that at the time of such disclosure or use is generally available to or known by the public otherwise then by reason of the Executive's disclosure thereof in violation of this Agreement. It is understood and agreed that this sub-section is not intended to prevent the Executive from using or exercising the skills and general knowledge [he/she] has acquired or increased through [his/her] training or experience as a director, officer or employee of any First Indiana Group Entity.

      (b) During the term of [his/her] employment hereunder, the Executive shall not provide any banking or bank-related services or solicit or engage in any banking or bank-related business otherwise than on behalf of a First Indiana Group Entity.

      (c) On [his/her] Termination Date, to the extent [he/she] has not already done so, the Executive will deliver to the First Indiana Group Entities any and all First Indiana Information and Property (as herein defined) then in [his/her] possession or subject to [his/her] control. For purposes of this sub-section, the term "First Indiana Information and Property" means and includes (i) all files, records, reports, memoranda and other documents, whether written or electronic, that the Executive received, prepared, helped prepare, directed the preparation of, maintained or kept in connection with [his/her] service as a director, officer or employee of any First Indiana Group Entity, (ii) all door and file keys, identification cards or badges, credit cards, computer hardware, computer software, computer printers, computer access codes and similar items issued or made available to the Executive in connection with [his/her] service as a director, officer or employee of any First Indiana Group Entity, (iii) all documents, whether written or electronic, containing any trade secrets (as defined in Indiana Code ss. 24-2-3-2) of any First Indiana Group Entity and (iv) all documents, whether written or electronic, containing non-public information regarding any First Indiana Group Entity or its customers or employees, the use or disclosure of which might be adverse to the best interests of such entity or its business. The Executive expressly agrees and promises that [he/she] will not retain any copies, duplicates, reproductions, or excerpts of any First Indiana Information and Property. The Executive acknowledges that this obligation is continuing and agrees promptly to deliver to the First Indiana Group Entities any subsequently discovered First Indiana Information and Property and any subsequently discovered copies, duplicates or reproductions of, or excerpts from, First Indiana Information and Property. In the case of electronic data contained in files residing on the Executive's personally-owned computers (including any drives or disks associated therewith), the Executive may satisfy [his/her] obligations under this sub-section by deleting all such files that can be located easily and by deleting all other such files as and when they are discovered. Notwithstanding anything else in this subparagraph (i), the Executive may retain documents concerning any benefit plans or employment policies from which [he/she] may be or become entitled to benefits and documents concerning [his/her] rights under this Agreement.

      (d) The Executive understands and agrees that a breach of this section will permit the First Indiana Group Entities to pursue all legal and equitable relief to which they are entitled as a result of such breach.

      9. Successors and Assigns.

      (a) This Agreement shall be binding upon and shall inure to the benefit of the Bank and its successors and assigns. The Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, share exchange, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Bank in accordance with the terms hereof, and to become jointly and severally obligated with the Bank to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. Unless otherwise clearly indicated by the context, the term "Bank" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Bank (including this Agreement), whether by operation of law or otherwise. In the event substantially all of the assets and business of the Bank are acquired by another entity in a transaction or series of transactions constituting a Change of Control, such term shall include the entity acquiring such assets and thereafter operating such business.

      (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, [his/her] beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representative.

      10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, if to the Bank, to First Indiana Bank, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, or if to the Executive, to the address set forth below the Executive's signature, or to such other address as the party may be notified, provided that all notices to the Bank shall be directed to the attention of the Board with a copy to the Secretary of the Bank. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

      11. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Bank or any of its affiliated companies for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Bank or any of its affiliated companies shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

      12. Settlement of Claims. The Bank's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Bank or any of its affiliated companies may have against the Executive or others.

      13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      14. Employment. The Executive and the Bank acknowledge that, prior to the Effective Date, the employment of the Executive by the Bank is "at will" and may be terminated by either the Executive or the Bank at any time. If the Executive's employment with the Bank terminates prior to the Effective Date, then the Executive shall have no further rights under this Agreement.

      15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana without giving effect to the conflict of law principles thereof.

      16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind generally provided under a separate agreement, understanding or arrangement and not expressly provided under this Agreement.

      18. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

      19. Modification. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by both the Executive and the Bank.

      20. Arbitration. In the event of any disputes, differences, controversies or claims arising out of, or in connection with, this Agreement, other than a dispute in which the sole relief sought is an equitable remedy, such as a temporary restraining order or a permanent or temporary injunction, the parties shall be required to have the dispute, controversy, difference or claim settled through binding arbitration pursuant to the American Arbitration Association's rules of commercial arbitration which are then in effect. The location of all arbitration proceedings shall be Indianapolis, Indiana. One arbitrator shall be selected by the parties and shall be a current or former executive officer (vice president or higher) of a publicly-traded corporation. In the event the parties are unable mutually to agree upon a person to act as the arbitrator, or in the event a mutually-agreed upon arbitrator shall fail to accept the appointment by the parties, the parties jointly shall request from the American Arbitration Association a list of the names of five persons who would be qualified to act as an arbitrator under this section. The selection of the final arbitrator then shall be achieved by each party alternately striking a name, with the Bank going first, until one name remains. In the event the parties mutually agree that the five names submitted by the American Arbitration Association are unsatisfactory, they jointly may request a second list of five names from the American Arbitration Association and final selection shall be achieved through the procedure set out herein. The decision of the arbitrator is final and binding upon both parties and any award entered by the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with the applicable law in any court of competent jurisdiction. The arbitrator shall not have authority to modify any provision of this Agreement nor to award a remedy for any difference, dispute, controversy or claim arising under this Agreement other than a benefit specifically provided under or by virtue of this Agreement. The Bank shall be responsible for all of the reasonable expenses of the American Arbitration Association, the arbitrator and the conduct of the selection and the arbitration procedures set forth in this clause, including reasonable attorneys' fees and expenses incurred by either party which are associated with the arbitration procedure through the time the final arbitration decision or award is rendered. This arbitration provision shall be specifically enforceable.

      21. Withholding. The Bank shall be entitled to withhold from amounts paid to the Executive hereunder any federal, estate or local withholding or other taxes or charges which it is, from time to time, required to withhold. The Bank shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

      22. Limitation on Payments.

      (a) Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section 6(a) hereof, an independent national accounting firm designated by the Bank (the "Accounting Firm") shall compute whether there would be payable to the Executive any "excess parachute payments," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the total "parachute payments," within the meaning of Section 280G of the Code, payable or to be provided to the Executive, whether by the Bank or any of its affiliates or by any successor to the Bank or any such affiliate, and whether under this Agreement or outside of this Agreement. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to the Executive, taking into account the excise tax imposed by Section 4999 of the Code, if (i) such parachute payments were reduced to the point that the total thereof would not exceed three times the "base amount" as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) such parachute payments were not reduced. If not reducing such parachute payments would result in a greater after-tax amount to the Executive, such parachute payments shall not be reduced. If reducing such parachute payments would result in a greater after-tax amount to the Executive, they shall be reduced to such lesser amount. If such parachute payments must be reduced, the Executive shall direct which of the payments are to be reduced and the manner in which each is to be limited or modified. The determination by the Accounting Firm shall be binding upon the Bank and its affiliated companies and the Executive subject to the application of Section 22(c) hereof.

      (b) As a result of various incentive or other plans, the Executive may be entitled to receive various parachute payments over a period of several years. In such event, the

Accounting Firm may need to update its Section 22(a) calculations one or more times. In the event that all or a portion of a parachute payment is not made due to the limitations of this Section 22, the Bank and its affiliated companies shall not be relieved of liability for such amount but such parachute payment shall be deferred and included in calculations with respect to subsequent parachute payments.

      (c) As a result of uncertainty in the application of section 280G of the Code at the time of determinations by the Accounting Firm hereunder, uncertainties in the valuation of future payments, and deferrals pursuant to
Section 6(a), it is possible that parachute payments will have been made by the Bank and its affiliated companies which should not have been made (an "Overpayment") or that additional parachute payments which will not have been made by the Bank and its affiliated companies could have been made (an "Underpayment"), consistent in each case with the other provisions of this
Section 22. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Bank or any of its affiliated companies or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Bank or such affiliated company, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by the Executive to the Bank or such affiliated company if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Bank or such affiliated company to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code.

      (d) All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Bank and the Bank shall pay such fees, costs and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that all parachute payments to be made to the Executive will be subject to federal and state income tax at the maximum rate in effect at the time the determination is made unless the Executive provides the Accounting Firm with evidence that it is more probable than not that one or more parachute payments will be taxable at a lower rate, or lower rates, in which case the Accounting Firm shall assume that such parachute payments will be taxed at the lower rate or rates.

      (e) In the event this Agreement is subject to Section 18(k) of the FDIA at the time any payment is to be made by the Bank to the Executive pursuant to this Agreement or otherwise, such payment will be subject to, and conditioned upon, its compliance with Section 18(k) of the FDIA and any regulations promulgated thereunder.

      23.   Required Provisions.

      (a) If the Executive is suspended or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the FDIA (12

U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its obligations hereunder were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

      (b) If the Executive is removed and/or permanently prohibited from participation in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(4) or (g)(1)), all
obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but any vested rights of the contracting parties shall not be affected.

      (c) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but any vested rights of the contracting parties shall not be affected.

      (d) All obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Federal Deposit Insurance Corporation (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

      IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

                                         FIRST INDIANA BANK

                                         By: ___________________________________
                                                  _____________________, _______
                                                          "Bank"
ATTEST:

______________________
Secretary

                                         _______________________________________
                                                  __________________________
                                                          "Executive"

                                         Address: ______________________________

                                                  ______________________________